EXHIBIT 99.1

For Immediate Release

Patrick Industries, Inc. Completes Acquisition of Manufactured Products
Business of A.I.A. Countertops, LLC

ELKHART, IN – September 19, 2011 – Patrick Industries, Inc. (NASDAQ: PATK) (the “Company”) announced today that it has completed the acquisition of certain assets of Syracuse, Indiana-based A.I.A. Countertops, LLC (“AIA”), a premier fabricator of DuPont™ Corian® countertops, backsplashes, tables, signs, and other products for the RV and commercial markets, for a net purchase price of approximately $5.7 million. AIA’s projected annualized revenues are approximately $20 million. The acquisition is expected to be immediately accretive to earnings.

The acquisition was primarily funded through borrowings under the Company’s revolving credit facility and subordinated financing provided by Northcreek Mezzanine Fund I, L.P. (“Northcreek”) and an affiliate of Northcreek, in the form of secured senior subordinated notes.  Northcreek is an existing lender to and shareholder of Patrick.  In addition, certain former members of AIA’s ownership group will carry a note receivable from the Company.  AIA’s current management team will continue to manage the operation under the AIA name in its existing manufacturing facility following the closing.

“The acquisition of AIA is a natural fit with Patrick’s existing RV and commercial businesses as it will afford us the opportunity to gain additional penetration and foothold in the RV and industrial market sectors and bring added value to our customers in terms of innovation, price, flexibility and product offering.  Additionally, the strength and dedication of AIA’s management team, with more than 27 years of industry and operational experience, and its solid reputation in the marketplace will be an asset to our organization as we continue to capitalize on our core competencies and execute on our strategic initiatives,” stated Todd Cleveland, President and Chief Executive Officer.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, wrapped mouldings, cabinet doors and components, interior passage doors, slotwall and slotwall components, and countertops.  The Company also distributes drywall and drywall finishing products, wiring, electrical and plumbing products, electronics, cement siding, interior passage doors, roofing products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date hereof or otherwise.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com